PROSPECTUS

                         [INTERNATIONAL RECTIFIER LOGO]
                      INTERNATIONAL RECTIFIER CORPORATION

          $550,000,000 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
     7,438,967 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    The selling holders listed under the caption "Selling Holders" beginning on page 33 may offer and resell for each of their own accounts up to an aggregate of $550,000,000 4 1/4% Convertible Subordinated Notes Due 2007 and the 7,438,967 shares of our common stock issuable upon conversion of the notes. In July 2000, we issued and sold these notes to the initial purchasers in a private offering. For a more detailed description of the plan of distribution, see "Plan of Distribution," beginning on page 45.

    We will pay interest on the notes on January 15 and July 15 of each year, commencing on January 15, 2001. The notes will mature on July 15, 2007. The notes are subordinated to all of our existing and future senior indebtedness. Holders may convert the notes into shares of our common stock at any time on or before July 15, 2007, at a conversion price of $73.935 per share, subject to adjustment in certain events. On or after July 18, 2003, we may redeem any of the notes at the redemption prices set forth in this prospectus, plus accrued interest. For a more detailed description of the notes, see "Description of the Notes" beginning on page 15.

    Our common stock is listed on The New York Stock Exchange ("NYSE") and the Pacific Exchange under the symbol "IRF." On November 24, 2000, the last reported sale price of our common stock on the NYSE was $38 7/8 per share.

    We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the NASDAQ Stock Market.

    The notes and the common stock issuable upon conversion of the notes may be offered for sale from time to time by the selling holders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any shares of common stock will or will not be offered for sale. We will not receive any proceeds from the sale by the selling holders of the notes or shares of common stock issuable upon conversion of the notes. We will pay all costs, expenses and fees in connection with the registration of the notes and the common stock, except that all selling commissions and fees and other expenses incurred by the selling holders will be borne by such holders.

    The selling holders and the brokers who sell our shares of common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling holders or such brokers on the sale of any shares of common stock may constitute underwriting commissions.

    INVESTING IN THE NOTES OR OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

November 24, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
DOCUMENTS INCORPORATED BY REFERENCE.........................         1

FORWARD-LOOKING STATEMENTS..................................         2

SUMMARY.....................................................         3

RISK FACTORS................................................         6

RATIO OF EARNINGS TO FIXED CHARGES..........................        14

USE OF PROCEEDS.............................................        14

DESCRIPTION OF THE NOTES....................................        15

DESCRIPTION OF CAPITAL STOCK................................        26

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................        28

SELLING HOLDERS.............................................        33

PLAN OF DISTRIBUTION........................................        45

LEGAL MATTERS...............................................        46

EXPERTS.....................................................        46

AVAILABLE INFORMATION.......................................        46

                      DOCUMENTS INCORPORATED BY REFERENCE

    We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission, referred to herein as the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the selling holders have sold all of the notes and the common stock issuable upon conversion of the notes to which this prospectus relates or the offering is otherwise terminated:

    - our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the SEC on September 27, 2000;

    - our Current Report on Form 8-K, filed with the SEC on October 10, 2000;

    - our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000; and

    - the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 17, 1985 (which incorporates by reference the description of our common stock contained in our Registration Statement on Form S-3 filed with the SEC on June 14,
      1985) and the description of our share purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on August 21, 1996, and any amendment or report filed for the purpose of updating such descriptions.

    The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information.

    You may request a copy of any or all of the documents referred to above other than exhibits to such documents that are not specifically incorporated by reference therein. Written or telephone requests should be directed to L. Michael Russell, Executive Vice President, General Counsel and Secretary, International Rectifier Corporation, 233 Kansas Street, El Segundo, California 90245, telephone (310) 726-8268.

                           FORWARD-LOOKING STATEMENTS

    In addition to historical information, this prospectus contains and incorporates by reference statements relating to our future business and/or results, including, without limitation, the statements under the captions "Summary" and "Risk Factors" contained in this prospectus and the statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended June 30, 2000. These statements include certain projections and business trends which are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results may differ materially from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under "Risk Factors" and those detailed from time to time in our filings with the SEC. These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

    In making an investment decision, you must rely on your own examination of International Rectifier Corporation and the terms of this offering, including the merits and risks involved. These notes have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense. The notes and shares of common stock issuable upon conversion of the notes may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws. You should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time.

    Neither we, the selling holders, nor any of our respective representatives, make any representation to you as to the legality of an investment in the notes. You should not construe the contents of this prospectus to be legal, business or tax advice. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of investing in the notes.

    All trademarks and tradenames appearing in this prospectus are owned by their respective holders.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS, AND IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE NOTES BEING SOLD BY THE SELLING HOLDERS, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR ANNUAL REPORT ON
FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2000 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000.

    We are a leading designer, manufacturer and marketer of power semiconductors and the leading worldwide supplier of a type of power semiconductor called a MOSFET, a metal oxide semiconductor field effect transistor. Power semiconductors perform a power management function by converting electricity into a form more usable by electrical products. The technology advancements of power semiconductors increase system efficiency, allow more compact end-products, improve features and functionality and extend battery life. Our products are used in a range of end-markets, including communications, consumer electronics, information technology, automotive, industrial and government/ space.

    We use our proprietary technology, comprehensive knowledge of power management, and low cost manufacturing platforms to offer what we believe is one of the industry's most advanced and competitive lines of power semiconductors. Our products are broadly divided among three product categories:

    - POWER INTEGRATED CIRCUITS AND ADVANCED CIRCUIT DEVICES. A Power Integrated Circuit, or Power IC, is a semiconductor that integrates logic and power management functions on the same chip to optimize system performance. Advanced Circuit Devices are chipsets, multichip modules and advanced performance discrete devices that address power management requirements in more demanding applications. Our Power ICs and Advanced Circuit Devices allow manufacturers to reduce the size, extend the battery life and enhance the functionality of electronic devices. These products provide application specific power management solutions for wireless and wireline communication devices, Internet infrastructure equipment and appliances, video game stations, portable electronics, including personal digital assistants and notebook computers, as well as automotive systems and motor control devices.

    - POWER SYSTEMS. Power Systems combine power semiconductors with other power management components in modules that improve power efficiency, provide a cost-effective alternative to custom analog designs and enable customers to introduce new products more quickly. We are focusing on Power Systems for automotive electronics, including electric power steering and integrated starter/alternator motors, as well as motor control applications, including refrigeration and air conditioning.

    - POWER COMPONENTS. Power Components are discrete devices used in general power management applications. These include power MOSFETs, insulated gate bipolar transistors, referred to as IGBTs, rectifiers, diodes and thyristors. Power MOSFETs and IGBTs rapidly and efficiently switch electricity on and off in order to supply power in a form that can be formatted to the specific requirements of a circuit. Our power components are used in virtually all of our end-markets.

    We were founded in 1947 as a California corporation and reincorporated in Delaware in 1979. Our principal executive offices are located at 233 Kansas Street, El Segundo, California 90245 and our telephone number is
(310) 726-8000. Our website can be accessed at www.irf.com. Information on our website does not constitute a part of this prospectus.

                                  THE OFFERING

Securities Offered.............  Up to $550,000,000 principal amount of 4 1/4% Convertible
                                 Subordinated Notes due 2007 and 7,438,967 shares of common stock issuable upon conversion of the notes to be sold by
                                 the selling holders listed under the caption "Selling
                                 Holders" beginning on page 33.

Interest.......................  4 1/4% per annum on the principal amount, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2001.

Conversion.....................  You may convert each note into our common stock at any time on or before July 15, 2007, at a conversion price of $73.935 per share, subject to adjustment if certain events affecting our common stock occur. See "Description of the
                                 Notes--Conversion of Notes."

Subordination..................  The notes are subordinated to all of our existing and future senior indebtedness and to all debt and other liabilities of our subsidiaries. As of June 30, 2000, we had $4.6 million of senior indebtedness outstanding and our subsidiaries had
                                 $14.1 million of other liabilities outstanding. Neither we nor our subsidiaries are prohibited from incurring debt,
                                 including senior indebtedness, under the indenture.

Optional Redemption............  We may redeem any of the notes on or after July 18, 2003, by giving you at least 30 days' notice. We may redeem the notes either in whole or in part at the redemption prices set
                                 forth herein, together with accrued and unpaid interest.

Fundamental Change.............  If a fundamental change (as described under "Description of the Notes--Redemption at Option of the Holder") occurs on or before July 15, 2007, you may require us to purchase all or part of your notes at a redemption price equal to 100% of
                                 the outstanding principal amount of the notes being
                                 redeemed, plus accrued and unpaid interest.

Use of Proceeds................  We will not receive any proceeds from the sale by the selling holders of the notes or shares of common stock
                                 issuable upon conversion of the notes.

Registration Rights............  Under the registration rights agreement we entered into with the initial purchasers of the notes, we agreed to register the notes and the common stock issuable upon conversion of the notes, subject to certain conditions. For a discussion of these conditions and the circumstances under which we are required to pay liquidated damages to the holders of the
                                 notes upon our failure to fulfill our registration
                                 obligations, see "Description of the Notes--Registration
                                 Rights of the Noteholders."

                                          FOR THE FISCAL YEAR ENDED JUNE 30,            FOR THE THREE MONTHS
                                          ----------------------------------            ENDED SEPTEMBER 30,
                                   1996       1997       1998       1999       2000             2000
                                 --------   --------   --------   --------   --------   --------------------
Ratio of Earnings to Fixed
  Charges......................     12.4x         --       2.4x       3.1x       8.3x          9.8x

                                 The ratio of earnings to fixed charges is calculated as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest less interest capitalized, divided by
                                 (ii) fixed charges, which include amortization of expenses related to indebtedness, interest within rental expense and interest expensed and capitalized. In the fiscal year ended June 30, 1997, earnings were not adequate to cover fixed charges by $54.6 million.

New York Stock Exchange
  Symbol.......................  IRF

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR NOTES, YOU SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, INCLUDING THE RISKS DESCRIBED BELOW. ANY OF THESE RISKS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH IN TURN COULD MATERIALLY AND ADVERSELY AFFECT THE PRICE OF THE NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES.

RISKS RELATED TO OUR BUSINESS

    DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END-MARKET DEMAND COULD AFFECT OUR OPERATING RESULTS AND THE VALUE OF OUR BUSINESS.

    The semiconductor industry is highly cyclical and the value of our business may decline during the "down" portion of these cycles. During recent years, we, as well as many others in our industry, experienced significant declines in the pricing of our products. The pricing pressure in the semiconductor industry in recent years was primarily due to the Asian currency crisis, industry-wide excess manufacturing capacity and weak economic growth outside the United States. Although markets for semiconductors have improved, we cannot assure you that they will continue to improve or that our markets will not experience renewed, possibly more severe and prolonged, downturns in the future. In addition, we may experience significant changes in our profitability as a result of variations in sales, seasonality, changes in product mix, price competition for orders and the costs associated with the introduction of new products. The markets for our products depend on continued demand in the communications, consumer electronics, information technology, automotive, industrial and government/ space markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition.

    THE SEMICONDUCTOR BUSINESS IS HIGHLY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.

    The semiconductor industry, including the segment in which we do business, is highly competitive. Competition is based on price, product performance, product availability, quality, reliability and customer service. In addition, even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus they may be better able to pursue acquisition candidates and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

    NEW TECHNOLOGIES COULD RESULT IN THE DEVELOPMENT OF NEW PRODUCTS AND A DECREASE IN DEMAND FOR OUR PRODUCTS, AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN DEMAND.

    Our failure to develop new technologies or react to changes in existing technologies could materially delay our development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Hence, we must devote significant resources to research and development. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies in our product markets could have a material adverse effect on our competitive position within the industry. In addition, to remain competitive, we must continue to reduce die sizes and improve manufacturing yields. We cannot assure you that we can accomplish these goals.

    OUR INTERNATIONAL OPERATIONS EXPOSE US TO MATERIAL RISKS.

    In fiscal 2000, our product sales by region, based on the location of the customer, were approximately 36% in North America, 24% in Europe and 40% in Asia, which includes Japan and Asia Pacific. We expect revenues from foreign markets to continue to represent a significant portion of total revenues. We maintain or contract with significant operations in the Philippines, Great Britain, Italy, Malaysia, China, Mexico, South Korea, India and Taiwan. Among others, the following risks are inherent in doing business internationally:

    - changes in, or impositions of, legislative or regulatory requirements, including tax laws in the United States and in the countries in which we manufacture or sell our products;

    - trade restrictions;

    - transportation delays;

    - work stoppages;

    - economic and political instability; and

    - foreign currency fluctuations.

    In addition, the laws of certain foreign countries may not protect our products or intellectual property rights to the same extent as do U.S. laws. Therefore, the risk of piracy of our technology and products may be greater in these foreign countries. Although we have not experienced any material adverse effect on our operating results as a result of these and other factors, we cannot assure you that such factors will not have a material adverse effect on our financial condition and operating results in the future.

    DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES OR IN RESOLVING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.

    Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain or increase our manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities, defects or other difficulties in the manufacturing process can lower yields.

    In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have experienced delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

    At the end of June 2000, some equipment in one of our wafer fabrication lines was damaged due to a contractor error. While our facility continues to operate normally, an inspection is underway to gauge any potential effects on the equipment and to ensure that any remediation is performed. While we have experienced no material adverse effect and believe any material losses would be covered by insurance, there can be no assurance that the matter would not have a material and adverse effect on our business, results of operations or cash flows.

    INTERRUPTIONS, DELAYS OR COST INCREASES AFFECTING OUR MATERIALS, PARTS OR EQUIPMENT MAY IMPAIR OUR COMPETITIVE POSITION AND OUR OPERATIONS.

    Our manufacturing operations depend upon obtaining adequate supplies of materials, parts and equipment, including silicon, mold compounds and leadframes, on a timely basis from third parties. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of materials, parts and equipment in a timely manner or if the costs of materials, parts or equipment increase significantly. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. We have a limited number of suppliers for some materials, parts and equipment, and any interruption could materially impair our operations.

    We manufacture a substantial portion of our wafer product at our Temecula, California facility. Any disruption of operations at that facility could have a material adverse effect on our business, financial condition and results of operations.

    Also, some of our products are assembled and tested by third party subcontractors. We do not have any long-term assembly agreements with these subcontractors. As a result, we do not have immediate control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

    OUR INTELLECTUAL PROPERTY IS ONE OF OUR PRINCIPAL ASSETS. PROTECTING THIS ASSET MAY BE COSTLY AND UNCERTAIN.

    We rely heavily on our patents and proprietary technologies. Patent litigation settlements and royalty income substantially contribute to our financial results. Enforcement of our intellectual property rights is costly, risky and time-consuming. We cannot assure you that we can successfully continue to protect our intellectual property rights, especially in foreign markets.

    Our royalty income is largely dependent on the following factors:

    - the remaining terms of our MOSFET patents;

    - the defensibility and enforceability of our patents;

    - the introduction and acceptance of power MOSFETs and IGBTs that are not covered by our patents;

    - changes in our licensees' unit sales, prices or die sizes; and

    - the terms, if any, upon which expiring license agreements are renegotiated.

    Our key MOSFET patents expire between 2000 and 2010, although our broadest MOSFET patents expire in 2007 and 2008. The U.S. Patent and Trademark Office is currently reexamining one of our broadest MOSFET patents that expires in 2008. The U.S. Patent and Trademark Office issued a decision upholding the patentability of all the claims of another of our MOSFET patents and issued a Notice of Intent to Issue a Reexamination Certificate. We cannot assure you that the validity of the MOSFET patent presently undergoing reexamination, or others that may be subject to future reexamination, will be upheld by the U.S. Patent and Trademark Office.

    Any decrease in our royalty income generally could have a material adverse effect on our operating results and financial condition.

    OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

    Our future success and competitive position may depend in part upon our ability to obtain or maintain certain proprietary technologies used in our principal products, which is achieved in part by defending claims by our competitors of intellectual property infringement. We license certain patents owned by others. We have also been notified that certain of our products may infringe the patents of third parties. Although licenses are generally offered in such situations, we cannot eliminate the risk of litigation alleging patent infringement. While we are not currently engaged as a defendant in intellectual property litigation that we believe will have a material adverse effect, we could become subject to such lawsuits or other lawsuits in which it is alleged that we have infringed upon the intellectual property rights of others.

    Our involvement in existing and future intellectual property litigation could result in significant expense to us, adversely affect sales of the challenged product or technologies and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. If any such infringements exist, arise or are claimed in the future, we may be exposed to substantial liability for damages and may need to obtain licenses from the patent owners, discontinue or change our processes or products or expend significant resources to develop or acquire non-infringing technologies. We cannot assure you that we would be successful in such efforts or that such licenses would be available under reasonable terms. Our failure to develop or acquire non-infringing technologies or to obtain licenses on acceptable terms or the occurrence of related litigation itself could have a material adverse effect on our operating results and financial condition.

    WE MUST COMMIT RESOURCES TO PRODUCT PRODUCTION PRIOR TO RECEIPT OF PURCHASE COMMITMENTS AND COULD LOSE SOME OR ALL OF THE ASSOCIATED INVESTMENT.

    We sell products primarily pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. Many of these purchase orders may be revised or canceled without penalty. As a result, we must commit resources to the production of products without any advance purchase commitments from customers. Our inability to sell products after we devote significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

    WE RECEIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS AND DISTRIBUTORS.

    Historically, a significant portion of our revenues has come from a small number of customers and distributors. For fiscal 1999 and fiscal 2000, our top five customers or distributors accounted for, in the aggregate, approximately 28% and 29%, respectively, of our total revenues. The loss or financial failure of any significant customer or distributor, any reduction in orders by any of our significant customers or distributors, or the cancellation of a significant order, could materially and adversely affect our business.

    WE MAY FAIL TO ATTRACT OR RETAIN THE QUALIFIED TECHNICAL, SALES, MARKETING AND MANAGERIAL PERSONNEL REQUIRED TO OPERATE OUR BUSINESS SUCCESSFULLY.

    Our future success depends, in part, upon our ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Personnel with the necessary semiconductor expertise are scarce and competition for personnel with these skills is intense. We cannot assure you that we will be able to retain existing key technical, sales, marketing and managerial employees or that we will be successful in attracting, assimilating or retaining other highly qualified technical, sales, marketing and managerial personnel in the future. If we are unable to retain existing key employees or are unsuccessful in attracting new highly qualified employees, our business, financial condition and results of operations could be materially and adversely affected.

    WE ARE ACQUIRING AND MAY CONTINUE TO ACQUIRE OTHER COMPANIES AND MAY BE UNABLE SUCCESSFULLY TO INTEGRATE SUCH COMPANIES WITH OUR OPERATIONS.

    We may continue to expand and diversify our operations with additional acquisitions. If we are unsuccessful in integrating these companies with our operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse effect on our business, financial condition and results of operations. Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

    - unexpected losses of key employees or customers of the acquired company;

    - conforming the acquired company's standards, processes, procedures and controls with our operations;

    - coordinating our new product and process development;

    - hiring additional management and other critical personnel; and

    - increasing the scope, geographic diversity and complexity of our operations.

    OUR PRODUCTS MAY BE FOUND TO BE DEFECTIVE, PRODUCT LIABILITY CLAIMS MAY BE ASSERTED AGAINST US AND WE MAY NOT HAVE SUFFICIENT LIABILITY INSURANCE.

    One or more of our products may be found to be defective after we have already shipped the products in volume, requiring a product replacement or recall. We may also be subject to product returns that could impose substantial costs and have a material and adverse effect on our business, financial condition and results of operations.

    Product liability claims may be asserted with respect to our products. Although we currently have product liability insurance, we cannot assure you that we have obtained sufficient insurance coverage, that we will have sufficient insurance coverage in the future or that we will have sufficient resources to satisfy any product liability claims.

    LARGE POTENTIAL ENVIRONMENTAL LIABILITIES, INCLUDING THOSE RELATING TO A FORMER OPERATING SUBSIDIARY, MAY ADVERSELY IMPACT OUR FINANCIAL POSITION.

    Federal, state and local laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor manufacturing processes. In addition, under some laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to common law claims if we release substances that damage or harm third parties. Further, we cannot assure you that changes in environmental laws or regulations will not require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations could subject us to serious liabilities and could have a material adverse effect on our operating results and financial condition.

    We and Rachelle Laboratories, Inc., a former operating subsidiary that discontinued operations in 1986, were each named a potentially responsible party, or PRP, in connection with the investigation by the U.S. Environmental Protection Agency of the disposal of allegedly hazardous substances at a major superfund site in Monterey Park, California, known as the OII Site. Although we have settled all outstanding claims that have arisen out of this site, no claims against Rachelle have been settled.

    We received a letter dated July 25, 1995 from the U.S. Department of Justice, directed to Rachelle, offering to settle claims against Rachelle relating to the first elements of clean-up work at the OII Site for $4,953,148. The offer stated that the settlement would not cover the cost of any additional remedial actions required to finish the clean-up. This settlement offer expired by its terms on

September 1, 1995. On August 7, 1995, we received a Supplemental Information Request from the EPA directed to Rachelle, to which counsel for Rachelle responded with information regarding waste shipped to the site. Counsel for Rachelle received a letter from the EPA dated September 30, 1997, requesting that Rachelle participate in the final remedial actions at the site, and counsel replied on October 21, 1997. We have taken the position that none of the wastes generated by Rachelle were hazardous. Counsel for Rachelle received a request from the EPA in June 2000 to update the name of the contact party for Rachelle designated to receive information on future proposed settlements. The request appears to have been sent to all PRPs and indicated that the EPA intends to formulate a final settlement offer in the near future.

    We cannot presently determine with accuracy the amount of the potential demand to Rachelle for the cost of the final remedy. Any demands related to the cost of the final remedy would be in addition to the amount demanded for earlier phases of the OII Site clean-up. Our insurer has not yet accepted liability although it has made payments for defense costs we have incurred in connection with the lawsuit.

    SOME OF OUR FACILITIES ARE LOCATED NEAR MAJOR EARTHQUAKE FAULT LINES.

    Our corporate headquarters, our major manufacturing facility, our research facility and certain other critical business operations are located near major earthquake fault lines. We could be materially and adversely affected in the event of a major earthquake. Although we maintain earthquake insurance, we can give you no assurance that we have obtained or will maintain sufficient insurance coverage.

    CAPITAL EXPENDITURES ARE AN INTEGRAL PART OF OUR BUSINESS.

    The semiconductor industry is capital intensive. Semiconductor manufacturing requires a constant upgrading of process technology to remain competitive, as new and enhanced semiconductor processes are developed which permit smaller, more efficient and more powerful semiconductor devices. We maintain certain of our own manufacturing, assembly and test facilities, which have required and will continue to require significant investments in manufacturing technology and equipment. There can be no assurance that we will have sufficient capital resources to make necessary investments in manufacturing technology and equipment. Although we believe that anticipated cash flows from operations, existing cash reserves, proceeds of this offering and other equity or debt financings that we may obtain will be sufficient to satisfy our future capital expenditure requirements, there can be no assurance that this will be the case or that alternative sources of capital will be available to us on favorable terms or at all.

    DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

    Provisions of Delaware law and our Certificate of Incorporation and Amended and Restated Bylaws, as such documents have been amended, could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions include:

    - Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

    - our board of directors is divided into three classes with staggered three year terms for each class, which could make it more difficult to gain control of our board of directors;

    - the authorization in the certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

    - provisions in our bylaws eliminating stockholders' rights to call a special meeting of stockholders, which could make it more difficult for stockholders to wage a proxy contest for control of our board or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws.

    We also have a rights agreement entered into in August 1996, and amended in December 1998, with ChaseMellon Shareholder Services, L.L.C., as rights agent, which gives our stockholders certain rights that could substantially increase the cost of acquiring us in a transaction not approved by our board of directors.

RISKS RELATED TO THIS OFFERING

    THE NOTES ARE SUBORDINATED.

    The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes are also effectively subordinated to the liabilities, including trade payables, of any of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture, including senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of June 30, 2000, we had approximately $4.6 million in senior indebtedness outstanding and our subsidiaries had approximately $14.1 million of other liabilities outstanding. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities. See "Description of the Notes."

    WE MAY BE UNABLE TO REDEEM THE NOTES UPON A FUNDAMENTAL CHANGE.

    Upon a fundamental change (as described under "Description of the Notes--Redemption at Option of the Holder"), you may require us to redeem all or a portion of your notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict our ability to make payments to the holders of the notes. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of the Notes--Redemption at Option of the Holder."

    A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES.

    In July 2000, we issued the notes to the initial purchasers in a private placement. The notes are eligible to trade on the PORTAL market. However, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange.

    A public market may not develop for the notes. Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the federal securities laws. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected.

    OUR STOCK PRICE MAY CONTINUE TO EXPERIENCE LARGE FLUCTUATIONS, WHICH MAY SIGNIFICANTLY AFFECT THE TRADING PRICE OF THE NOTES.

    Fluctuations in the trading price of our common stock will affect the trading price of the notes. The trading price of our common stock fluctuates over a wide range and is expected to continue to be extremely volatile in the future. These price fluctuations may be rapid and severe and may leave investors little time to react. Factors that may affect the market price of our common stock include:

    - quarterly variations in operating results;

    - announcements of technological innovations or new programs and products by us or by our competitors;

    - price movements in other semiconductor or high technology stocks;

    - indicators affecting the market for semiconductors or other factors; and

    - general economic, political and market conditions.

    In addition, the future sale of a substantial number of shares of common stock by us or by our existing stockholders may have an adverse impact on the market price of the shares of common stock, and consequently on the trading price of the notes offered hereby. There can be no assurance that the trading price of our common stock will remain at or near its current level. Because our stock price is volatile, investing in the notes involves a significant degree of risk.

    WE MAY NOT BE ABLE TO REFINANCE THE NOTES IF REQUIRED OR IF WE SO DESIRE.

    We may need or desire to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

    THE NOTES MAY NOT BE RATED OR MAY RECEIVE A LOWER RATING THAN ANTICIPATED, WHICH WOULD CAUSE THE MARKET PRICE OF THE NOTES AND OUR COMMON STOCK TO BE MATERIALLY AND ADVERSELY AFFECTED.

    We may not seek a rating of the notes from rating agencies. If we do seek a rating, or if any rating agency otherwise rates the notes, one or more of these rating agencies may assign the notes a rating lower than expected by investors. This could cause the market price of the notes and our common stock to decline.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges is as follows:

                                                                                                     FOR THE THREE MONTHS
                                                       FOR THE FISCAL YEAR ENDED JUNE 30,              ENDED SEPT. 30,
                                              ----------------------------------------------------   --------------------
                                                1996       1997       1998       1999       2000             2000
                                              --------   --------   --------   --------   --------   --------------------
Ratio of Earnings to Fixed Charges..........   12.4x        --        2.4x       3.1x       8.3x             9.8x

    The ratio of earnings to fixed charges is calculated as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest less interest capitalized, divided by
(ii) fixed charges, which include amortization of expenses related to indebtedness, interest within rental expense and interest expensed and capitalized. Interest within rental expense is estimated at one-third of total rent expense for the applicable period, which we believe represents a reasonable approximation of the interest factor. In the fiscal year ended June 30, 1997, earnings were not adequate to cover fixed charges by $54.6 million.

                                USE OF PROCEEDS

    The selling holders will receive all of the proceeds from the sale under this prospectus of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

                            DESCRIPTION OF THE NOTES

    We issued the notes under an indenture, dated as of July 19, 2000, between us and Wells Fargo Bank Minnesota, National Association, as trustee. You may request a copy of the indenture from the trustee.

    The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to herein, these provisions or defined terms are incorporated in this prospectus by reference.

    As used in this "Description of the Notes" section, references to "IRF," "we," "our" or "us" refer solely to International Rectifier Corporation and not our subsidiaries.

GENERAL

    The notes are general unsecured obligations of IRF. Our payment obligations under the notes are subordinated to our senior indebtedness as described under "--Subordination of Notes." The notes are convertible into common stock as described under "--Conversion of Notes." The notes will be limited to $550,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on July 15, 2007 unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

    We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities.

    You are not afforded protection in the event of a highly leveraged transaction or a change in control of IRF under the indenture except to the extent described below under "--Redemption at Option of the Holder."

    We will pay interest on January 15 and July 15 of each year, beginning January 15, 2001, to record holders at the close of business on the preceding January 1 and July 1, as the case may be, except:

    - interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

    - as set forth in the next sentence.

    In case you convert your note into common stock during the period after any record date but prior to the next interest payment date either:

    - we will not be required to pay interest on the interest payment date if the note has been called for redemption on a redemption date that occurs during this period; or

    - we will not be required to pay interest on the interest payment date if the note is to be redeemed in connection with a fundamental change on a repurchase date that occurs during this period; or if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See "--Conversion of Notes."

    We will maintain an office in the Borough of Manhattan, the City of New York, New York, for the payment of interest, which will initially be an office or agency of the trustee.

    We may pay interest either:

    - by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds; or

    - by wire transfer to an account maintained by you in the United States.

    However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

FORM, DENOMINATION AND REGISTRATION

    We issued the notes:

    - in fully registered form;

    - without interest coupons; and

    - in denominations of $1,000 principal amount and integral multiples of $1,000.

    GLOBAL NOTE, BOOK-ENTRY FORM

    Notes sold to "qualified institutional buyers" as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, are evidenced by one or more global notes, which were deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    QIBs may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

    QIBs who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

    - not be entitled to have certificates registered in their names;

    - not receive physical delivery of certificates in definitive registered form; and

    - not be considered holders of the global note.

    We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

    - for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

    - for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

    Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

    DTC has advised us that it is:

    - a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

    CERTIFICATED NOTES

    QIBs may request that certificated notes be issued in exchange for notes represented by a global note.

CONVERSION OF NOTES

    You may convert your note, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call notes for redemption, you may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your redemption election. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

    The initial conversion price for the notes is $73.935 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

    To convert your note into common stock you must:

    - complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

    - surrender the note to the conversion agent;

    - if required, furnish appropriate endorsements and transfer documents;

    - if required, pay all transfer or similar taxes; and

    - if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

    We will adjust the conversion price if the following events occur:

        (1) we issue common stock as a dividend or distribution on our common stock;

        (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

        (3) we subdivide or combine our common stock;

        (4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding: rights or warrants listed in (2) above; dividends or distributions listed in
    (1) above; and cash distributions listed in (5) below;

        (5) we distribute cash, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

           - the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; and

           - 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of IRF.

    If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

        (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

        (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

           - the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

           - the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

    However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of IRF or a sale of all or substantially all of our assets.

    Under our rights plan, upon conversion of the notes into common stock, to the extent that the rights plan is still in effect upon conversion, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.

    In the event of:

    - any reclassification of our common stock;

    - a consolidation, merger or combination involving us; or

    - a sale or conveyance to another person of our property and assets of us as an entirety or substantially as an entirety,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

    You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain Federal Income Tax Considerations."

    We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain Federal Income Tax Considerations."

    We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

OPTIONAL REDEMPTION BY US

    The notes are not entitled to any sinking fund. At any time on or after July 18, 2003, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount.

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
Beginning on July 18, 2003 and ending on July 14, 2004......   102.429%
Beginning on July 15, 2004 and ending on July 14, 2005......   101.821%
Beginning on July 15, 2005 and ending on July 14, 2006......   101.214%
Beginning on July 15, 2006 and ending on July 14, 2007......   100.607%

and 100% at July 15, 2007. In each case, we will pay interest up to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

    If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption.

    We may not redeem the notes if we have failed to pay any interest or premium on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

REDEMPTION AT OPTION OF THE HOLDER

    If a fundamental change occurs prior to July 15, 2007, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in multiples of $1,000 principal amount.

    We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

    We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

    A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock listed on, or that will be listed on or immediately after the transaction or event on:

    - a United States national securities exchange, or

    - approved for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

    We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

    These fundamental change redemption rights could discourage a potential acquiror of IRF. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of IRF by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving IRF.

    We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, in certain situations, a fundamental change could result in an event of default under any credit facility into which we may enter. Any future credit agreements or other agreements relating to our indebtedness may prohibit redemptions of the notes, or expressly prohibit the repurchase of the notes upon a fundamental change, or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default order our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

    SUBORDINATION OF NOTES

    Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

    Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

    We may not make any payment on the notes if:

    - a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

    - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

    We may resume payments and distributions on the notes:

    - in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

    - in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

    If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

    Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

    The notes are exclusively obligations of IRF. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we arc dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

    The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

    - any indebtedness that by its express terms is not senior to the notes or is PARI PASSU or junior to the notes, or

    - any indebtedness we owe to any of our majority-owned subsidiaries, or

    - the notes.

    The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

    The term "designated senior indebtedness" is defined in the indenture and includes, in general terms, any senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture.

    As of June 30, 2000, we had $4.6 million of senior indebtedness outstanding and our subsidiaries had $14.1 million of other liabilities outstanding. Neither we or our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities.

    We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

    The following will be events of default under the indenture:

    - we fail to pay principal or premium, if any, upon redemption or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

    - we fail to pay any interest and liquidated damages, if any, on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

    - we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

    - certain events involving our bankruptcy, insolvency or reorganization.

    The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

    If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable.

However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holder of a majority of the principal amount of outstanding notes may waive these past defaults. Payment of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 4 1/4% from the required payment date.

    The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

    No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

    - the holder has given the trustee written notice of an event of default;

    - the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

    - the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

    - the trustee fails to comply with the request within 60 days after receipt.

MODIFICATION OF THE INDENTURE

    The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

    - extend the fixed maturity of any note;

    - reduce the rate or extend the time for payment of interest of any note;

    - reduce the principal amount or premium of any note;

    - reduce any amount payable upon redemption of any note;

    - adversely change our obligation to redeem any note upon a fundamental change;

    - impair the right of a holder to institute suit for payment on any note;

    - change the currency in which any note is payable;

    - impair the right of a holder to convert any note;

    - adversely modify the subordination provisions of the indenture; or

    - reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

    We have entered into a registration rights agreement with the initial purchasers. Pursuant to this agreement, we have filed a shelf registration statement, of which this prospectus forms a part, with the SEC covering resale of the registrable securities, and we will use reasonable efforts to keep the shelf registration statement effective until the earlier of:

    - all of the registrable securities have been sold pursuant to the shelf registration statement; or

    - the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

    When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

    - the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

    - the expiration of the holding period under Rule 144(k); and

    - the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

    We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

    - exceed 30 days in any three-month period; or

    - an aggregate of 90 days for all periods in any 12-month period.

However, we will be permitted to suspend the use of the prospectus not to exceed 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or similar transactions.

    We will pay predetermined liquidated damages if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

    - on the notes at an annual rate equal to 0.5% of the principal amount of the notes outstanding until the registration statement is filed or made effective or during the additional period the prospectus is unavailable, and

    - on the common stock that has been converted, at an annual rate equal to 0.5% of the conversion price during such periods.

    A holder who elects to sell registrable securities pursuant to the shelf registration statement, of which this prospectus is a part, will be required to:

    - be named as a selling stockholder in this prospectus or an applicable prospectus supplement;

    - deliver this prospectus and any applicable prospectus supplement to purchasers; and

    - be subject to the provisions of the registration rights agreement, including indemnification provisions.

    Under the registration rights agreement we will:

    - pay all expenses of the shelf registration statement;

    - provide each registered holder copies of the prospectus;

    - notify holders when the shelf registration statement has become effective; and

    - take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

RULE 144A INFORMATION REQUEST

    We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of IRF.

INFORMATION CONCERNING THE TRUSTEE

    We have appointed Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

    The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

    The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Certificate of Incorporation and Amended and Restated Bylaws, as such documents have been amended.

    Our Certificate of Incorporation authorizes us to issue 150 million shares of common stock and 1 million shares of preferred stock. No other classes of capital stock are authorized under our Certificate of Incorporation.

COMMON STOCK

    Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Holders of common stock may receive dividends only when our board of directors declares them. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and any preferred stockholders. The common stock has no preemptive, conversion or other subscription rights, and all outstanding shares are fully paid and non-assessable.

PREFERRED STOCK

    Our board of directors may issue shares of preferred stock at any time, in one or more series, without stockholder approval. The board of directors will determine the designation, relative rights, preferences and limitations of each series of preferred stock. If we issue preferred stock, it could delay a change in control and make it harder to remove our present management. Under certain circumstances, preferred stock could also adversely affect the voting power of common stockholders.

RIGHTS AGREEMENT

    In August 1996, our board of directors declared a distribution of one right for each outstanding share of common stock. The distribution was made as of August 14, 1996, to the stockholders of record on that date. Each right entitles the registered holder to purchase from us, initially, one one-thousandth of a share of junior participating preferred stock at a purchase price of $135.00, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between ChaseMellon Shareholder Services as rights agent and us. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. You may obtain a copy of the rights agreement from us free of charge by contacting our transfer agent. See "Available Information." Any certificates representing shares of common stock we issue in this offering will contain a notation incorporating the rights agreement by reference.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    In addition to the authorized preferred stock, other provisions of our Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire control of us.

    In accordance with provisions contained in our Certificate of Incorporation and Bylaws, our board of directors is divided into three classes with staggered three year terms for each class. The Certificate of Incorporation and Bylaws provide that the directors have the right to increase (with certain restrictions) or decrease the number of directors. The Certificate of Incorporation provides that vacancies for newly created directorships may be filled by a majority vote of the remaining directors and removal for cause may only be made by the vote of a majority of the outstanding shares.

    Amendment of any of the foregoing provisions of our Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of our stock issued and outstanding having voting power, given at a duly convened stockholders meeting upon a proposal adopted by our board.

    Under our Bylaws, a special meeting of stockholders may be called only by certain officers or a majority of the board.

CERTAIN PROVISIONS OF DELAWARE LAW

    We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) with a Delaware corporation for three years following the date of the transaction in which the person became an interested stockholder, unless

    (a) before such date, the board of directors of the corporation approved either the business combination or the transaction in which the stockholder became an interested stockholder;

    (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock plans); or

    (c) on or after the date of the proposed action, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

    Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited

    (a) for any breach of the director's duty of loyalty to us or our stockholders,

    (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

    (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and

    (d) for any transaction from which the director derives an improper personal benefit.

    The effect of the provisions of our Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. In addition, our Certificate of Incorporation provides that we will indemnify our directors, officers, employees and agents against losses incurred by any such person because such person was acting in such capacity.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, 400 South Hope Street, Fourth Floor, Los Angeles, California 90071.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of notes and that will hold notes and common stock into which notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). For purposes of this summary, "U.S. Holders" include (i) individual citizens or residents of the U.S., (ii) corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide), (iii) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws (except as set forth below with respect to Non-U.S. Holders) or the tax laws of any applicable foreign, state, local or other jurisdiction.

    INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY

TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

    TAXATION OF INTEREST

    Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Our failure to file or cause to be declared effective a shelf registration statement as described under "Description of Notes-Registration Rights of the Noteholders" may result in the payment of predetermined liquidated damages in the manner described therein. In addition, a holder may require us to redeem any and all of his notes in the event of a fundamental change. We believe that the likelihood of a liquidated damages payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, we intend to take the position that a "fundamental change" is remote under the Treasury Regulations, and likewise do not intend to treat the possibility of a "fundamental change" as affecting the yield to maturity of any note. In the event either contingency occurs, it would affect the amount and timing of the income that must be recognized by a U.S. Holder of notes. There can be no assurance that the IRS will agree with such positions.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

    CONVERSION OF THE NOTES

    A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

    Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

    SALE OF COMMON STOCK

    Upon the sale or exchange of common stock a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. A U.S. Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." The deductibility of capital losses is subject to limitations.

    DIVIDENDS

    Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as capital gain.

    Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of the notes may be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to the U.S. Holders of common stock.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

    In general, subject to the discussion below concerning backup withholding:

           (a) Payments of principal or interest on the notes by us or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of
       Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied;

           (b) A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation (a "USRPHC") within the meaning of
       Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future; and

           (c) Interest on notes not excluded from U.S. federal income tax or U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

    To satisfy the certification requirements referred to in (a)(iv) above, Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 BEN, under penalties of perjury, that it is a Non-U.S. Holder or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

    If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

    U.S. FEDERAL ESTATE TAX

    A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

    Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments pursuant to the terms of a note or common stock to a U.S. Holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption.

    In the case of payments of interest on a note to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge (or, for payments made after December 31, 2000, actual knowledge or reason to know) that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

    Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

    Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. Holder or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) or, effective January 1, 2001, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge (or, for payments made after December 31, 2000, no actual knowledge or reason to know) that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

    Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge (or, for payments made after December 31, 2000, actual knowledge or reason to know) that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

    The Treasury Regulations that become effective for payments made after December 31, 2000 do not significantly alter the substantive withholding and information reporting requirements discussed herein. In general, these regulations unify current certification procedures and forms and clarify reliance standards. Under these new regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these new regulations on payments made with respect to notes or common stock after December 31, 2000.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                SELLING HOLDERS

    The notes were originally issued by us and sold by Morgan Stanley & Co. Incorporated, J.P. Morgan & Co. and Banc of America Securities LLC, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling holders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all the notes and common stock into which the notes are convertible.

    The selling holders have represented to us that they purchased the notes and the common stock issuable upon conversion of the notes for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. We agreed with the selling holders to file this registration statement to register the resale of the notes and the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the notes and the common stock issuable upon their conversion no longer qualify as "registrable securities" under our registration rights agreement.

    The following table sets forth information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders.

    The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. Except as indicated below, none of the selling holders has had any material relationship with us or our affiliates within the past three years. This table assumes that other holders of notes or any future transferees from any such holder do not beneficially own any common stock other than common stock into which the notes are convertible.

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
AIG/National Union Fire Insurance...............      $  1,325,000             0             17,921         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Aloha Airlines Non-Pilots Pension Trust.........      $    180,000             0              2,435         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Aloha Airlines Pilots Retirement Trust..........      $    100,000             0              1,353         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P.................................      $  7,000,000             0             94,678         0          *
  73 Front Street
  P.O. Box HM 3013
  Hamilton HMMX, Bermuda

Argent Convertible Arbitrage Fund Ltd...........      $  2,000,000             0             27,051         0          *
  73 Front Street
  P.O. Box 3013
  Hamilton HMMX, Bermuda

Ariston Convertible Securities Fund.............      $  1,300,000             0             17,583         0          *
  c/o Ariston Capital Mgt. Corp.
  40 Lake Bellevue Drive, Ste. 220
  Bellevue, WA 98005

Ariston Internet Convertible Fund...............      $     30,000             0                406         0          *
  c/o Ariston Capital Mgt. Corp.
  40 Lake Bellevue Drive, Ste. 220
  Bellevue, WA 98005

Arkansas PERS...................................      $  2,880,000             0             38,953         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Arpeggio Fund, LP...............................      $  1,900,000             0             25,698         0          *
  555 California St., Suite 2975
  San Francisco, CA 94104

Associated Electric & Gas Insurance Services
  Limited.......................................      $    800,000             0             10,820         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Attorney's Title Insurance Fund Inc.............      $    500,000             0              6,763         0          *
  State Street IMS-West
  P.O. Box 7930
  Newport Beach, CA 92658

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
Aventis Pension Master Trust....................      $    240,000             0              3,246         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Banc of America Securities LLC (2)..............      $ 12,000,000             0            162,305         0          *
  9 West 57 Street, 29th Floor
  New York, NY 10003

Bank Austria Cayman Island, Ltd.................      $  4,460,000             0             60,323         0          *
  666 Third Ave., 26th Fl.
  New York, NY 10017

BBT Fund, L.P...................................      $ 12,500,000             0            169,067         0          *
  201 Main St., Suite 3200
  Fort Worth, TX 76102

Bear, Stearns & Co..............................      $  5,000,000             0             67,627         0          *
  245 Park Ave., 13th Fl.
  New York, NY 10167

Black Diamond Offshore, Ltd.....................      $    939,000             0             12,700         0          *
  P.O. Box 852
  UBS House
  75 Fort Street
  Georgetown, Grand Cayman
  Cayman Islands, British West Indies

Boilermaker-Blacksmith Pension Trust............      $  1,480,000             0             20,018         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Boilermakers Blacksmith Pension Trust...........      $  2,075,000             0             28,065         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

BP Amoco Corporation Master Trust for Employee
  Pension Plans.................................      $  5,600,000             0             75,742         0          *
  Noddings Investments
  700 Maker Street
  St. Louis, MO 63101

BS Debt Income Fund--Class A....................      $     20,000             0                271         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

C&H Sugar Company, Inc..........................      $    275,000             0              3,719         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

CA State Automobile ASSN Inter-Insurance........      $  1,400,000             0             18,936         0          *
  State Street IMS-West
  P.O. Box 7930
  Newport Beach, CA 92658

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
CALAMOS-Registered Trademark- Convertible
  Fund--CALAMOS-Registered Trademark- Investment
  Trust.........................................      $  2,170,000             0             29,350         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

CALAMOS-Registered Trademark- Convertible Growth
  and Income Fund--CALAMOS-Registered Trademark-
  Investment Trust..............................      $    700,000             0              9,468         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

CALAMOS-Registered Trademark- Convertible
  Portfolio--CALAMOS-Registered Trademark-
  Advisors Trust................................      $     80,000             0              1,082         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

CALAMOS-Registered Trademark- Convertible
  Technology Fund--
  CALAMOS-Registered Trademark- Investment
  Trust.........................................      $     60,000             0                812         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

CALAMOS-Registered Trademark- Global Convertible
  Fund--CALAMOS-Registered Trademark- Investment
  Trust.........................................      $     75,000             0              1,014         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

CALAMOS-Registered Trademark- Market Neutral
  Fund--CALAMOS-Registered Trademark- Investment
  Trust.........................................      $  1,850,000             0             25,022         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Canyon Value Realization (Cayman) Ltd...........      $ 19,015,000             0            257,185         0          *
  Canyon Capital Advisors
  9665 Wilshire Blvd., Suite 200
  Beverly Hills, CA 90212

Champion International Corporation Master
  Retirement Trust..............................      $    640,000             0              8,656         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Chrysler Corporation Market Retirement Trust....      $  9,225,000             0            124,772         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

City of Albany Pension Plan.....................      $    135,000             0              1,826         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

City of Knoxville Pension System................      $    350,000             0              4,734         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
CIBC World Markets..............................      $  9,695,000             0            131,129         0          *
  1 World Financial Center, 8th Floor
  200 Liberty Street
  New York, NY 10281

Class 1C Company Ltd., The......................      $  1,500,000             0             20,288         0          *
  c/o PRS International (Cayman) Ltd.
  701 Brickell Ave., Ste. 850
  Miami, FL 33131

Clinton Riverside Convertible Portfolio Ltd.....      $  4,000,000             0             54,102         0          *
  Clinton Group, Inc.
  Financial Square
  32 Old Slip--5th Floor
  New York, NY 10005

Consulting Group Capital Markets Funds..........      $    475,000             0              6,425         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Deam Convertible Arbitrage FD...................      $  3,500,000             0             47,339         0          *
  195 Maplewood Avenue
  Maplewood, NJ 07040

Deephaven Domestic Convertible Trading Ltd......      $  4,500,000             0             60,864         0          *
  130 Cheshire Lane, Ste. 102
  Minnetonka, MN 55305

Delaware PERS...................................      $  3,325,000             0             44,972         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Delphi Financial Group, Inc.....................      $    480,000             0              6,492         0          *
  Canyon Capital Advisors
  9665 Wilshire Blvd., Suite 200
  Beverly Hills, CA 90212

Delta Airlines Master Trust.....................      $  2,720,000             0             36,789         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Delta Airlines Master Trust.....................      $  3,315,000             0             44,837         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

Double Black Diamond Offshore, LDC..............      $  3,893,000             0             52,654         0          *
  P.O. Box 852
  UBS House
  75 Fort Street
  Georgetown, Grand Cayman
  Cayman Islands, British West Indies

Dow Chemical Company Employees'
  Retirement Plan, The..........................      $  2,920,000             0             39,494         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
Federated Equity Funds, on behalf of its
  Federated Capital Appreciation Fund...........      $  9,500,000             0            128,491         0          *
  c/o Federated Investors, Inc.
  Federated Investors Tower
  1001 Liberty Avenue
  Pittsburgh, PA 15222-3779

First Alternative Strategies Fund II LP ASM.....      $     65,000             0                879         0          *
  53 Forest Avenue
  Old Greenwich, CT 06870

The Fondren Foundation..........................      $    100,000             0              1,353         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Forest Convertible Fund.........................      $     30,000             0                406         0          *
  53 Forest Avenue
  Old Greenwich, CT 06870

Forest Fulcrum Fund L.P.........................      $    900,000             0             12,173         0          *
  53 Forest Avenue
  Old Greenwich, CT 06870

Forest Global Convertible Fund A-5..............      $  3,155,000             0             42,673         0          *
  53 Forest Avenue
  Old Greenwich, CT 06870

Forest Performance Fund L.P.....................      $     65,000             0                879         0          *
  53 Forest Avenue
  Old Greenwich, CT 06870

Goldman Sachs and Company.......................      $    425,000             0              5,748         0          *
  180 Maidlen, #41
  New York, NY 10038

Grace Brothers, Ltd.............................      $  3,000,000             0             40,576         0          *
  1560 Sherman Ave., Suite 900
  Evanston, IL 60201

Granville Capital Corporation...................      $  3,000,000             0             40,576         0          *
  Curacao Corporation Company N.V.
  Kaya Flamboyan 9
  Willemstad, Curacao
  Netherlands Antilles

Greek Catholic Union II.........................      $     35,000             0                473         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Gryphon Domestic III, LLC.......................      $  5,400,000             0             73,037         0          *
  555 California St., Suite 2975
  San Francisco, California 94104

H.K. Porter Company, Inc........................      $     75,000             0              1,014         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Hamilton Partners Limited.......................      $ 10,000,000             0            135,254         0          *
  415 Madison Avenue, 19th Floor
  New York, NY 10017

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
Hawaiian Airlines Employees Pension Plan--IAM...      $     85,000             0              1,150         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Hawaiian Airlines Pension Plan for Salaried
  Employees.....................................      $     20,000             0                271         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Hawaiian Airlines Pilots Retirement Plan........      $    165,000             0              2,232         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Highbridge International LLC....................      $ 20,000,000             0            270,508         0          *
  P.O. Box 30554 SMB
  Grand Cayman, Cayman Islands BWI

Hull Overseas Ltd...............................      $    500,000             0              6,763         0          *
  152 West 57th, 11th Floor
  New York, NY 10019

ICI American Holdings Trust.....................      $  1,775,000             0             24,008         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Investcorp--Sam Fund Limited....................      $  5,700,000             0             77,095         0          *
  555 California St., Suite 2975
  San Francisco, California 94104

Island Holdings.................................      $     75,000             0              1,014         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

J.M. Hull Associates, L.P.......................      $    500,000             0              6,763         0          *
  152 West 57th, 11th Floor
  New York, NY 10019

JMG Capital Partners, LP........................      $  1,000,000             0             13,525         0          *
  1999 Avenue of the Stars, Ste. 2530
  Los Angeles, CA 90067

JMG Triton Offshore Fund........................      $  1,000,000             0             13,525         0          *
  1999 Avenue of the Stars, Suite 2530
  Los Angeles, CA 90067

J.P. Morgan Securities, Inc.....................      $  4,365,000             0             59,038         0          *
  500 Stanton-Christiana Road
  3/OPS4
  Newark, DE 19713

Kentfield Trading Ltd...........................      $  2,850,000             0             38,547         0          *
  300 Drakes Landing Road, Ste. 180
  Greenbrae, CA 94904

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
Kettering Medical Center Funded
  Depreciation Account..........................      $     90,000             0              1,217         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Knoxville Utilities Board Retirement System.....      $    220,000             0              2,976         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Lancer Securities...............................      $    750,000             0             10,144         0          *
  195 Maplewood Avenue
  Maplewood, NJ 07040

Lipper Convertibles, L.P........................      $  4,450,000             0             60,188         0          *
  101 Park Avenue
  6th Floor
  New York, NY 10178

Lipper Convertibles Series II, L.P..............      $  1,000,000             0             13,525         0          *
  101 Park Avenue, 6th Floor
  New York, NY 10178

Lipper Offshore Convertibles, L.P...............      $  1,500,000             0             20,288         0          *
  101 Park Avenue, 6th Floor
  New York, NY 10178

Lipper Offshore Convertibles, L.P. #2...........      $  1,000,000             0             13,525         0          *
  101 Park Avenue, 6th Floor
  New York, NY 10178

LLT Limited.....................................      $    230,000             0              3,111         0          *
  48 Par-La-Ville Road, Suite 779
  Hamilton, HM II, Bermuda

Louisiana Workers' Compensation Corporation.....      $    205,000             0              2,773         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Masssachusetts Mutual Life
  Insurance Company.............................      $  1,575,000           300             21,302       300          *
  c/o David L. Babson & Company Inc.
  1295 State Street
  Springfield, MA 01111

MassMutual Corporate Investors..................      $    550,000             0              7,439         0          *
  c/o David L. Babson & Company Inc.
  1295 State Street
  Springfield, MA 01111

MassMutual High Yield Partners II LLC...........      $  1,575,000             0             21,302         0          *
  c/o David L. Babson & Company Inc.
  1295 State Street
  Springfield, MA 01111

MassMutual Participation Investors..............      $    300,000             0              4,058         0          *
  c/o David L. Babson & Company Inc.
  1295 State Street
  Springfield, MA 01111

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
McMahan Securities Co. L.P......................      $  1,569,000             0             21,221         0          *
  181 Harbor Drive
  Stamford, CT 06902-7474

Merrill Lynch Pierce Fenner & Smith Inc.........      $  1,125,000             0             15,216         0          *
  101 Hudson Street
  Jersey City, NJ 07302

Morgan Stanley & Co.............................      $ 20,000,000             0            270,508         0          *
  1585 Broadway
  New York, NY 10036

Motion Picture Industry Health Plan--Active
  Member Fund...................................      $  1,075,000             0             14,540         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

Motion Picture Industry Health Plan--Retiree
  Member Fund...................................      $    540,000             0              7,304         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

Nalco Chemical Company..........................      $    500,000             0              6,763         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Northern Income Equity Fund.....................      $    500,000             0              6,763         0          *
  50 S. LaSalle St.
  Chicago, IL 60675

OCM Convertible Trust...........................      $  4,080,000             0             55,184         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

Onyx Fund Holdings, LDC.........................      $  1,000,000             0             13,525         0          *
  c/o Onyx Capital Management
  50 Broadway, Suite 702
  New York, NY 10004

Pacific Specialty (Convertibles)................      $    300,000             0              4,058         0          *
  State Street IMS-West
  P.O. Box 7930
  Newport Beach, CA 92658

Partner Reinsurance Company Ltd.................      $  1,830,000             0             24,751         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

PEGP III LLC....................................      $    250,000             0              3,381         0          *
  195 Maplewood Avenue
  Maplewood, NJ 07040

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
Port Authority of Allegheny County Retirement
  and Disability Allowance Plan for the
  Employees Represented by Local 85 of the
  Amalgamated Transit Union.....................      $  1,550,000             0             20,964         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

PRIM Board......................................      $  4,375,000             0             59,174         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Queens Health Plan..............................      $     60,000             0                812         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Ramius Capital Group Holdings, Ltd..............      $  1,160,000             0             15,689         0          *
  666 Third Ave., 26th Fl.
  New York, NY 10017

RBC Capital Services............................      $     40,000             0                541         0          *
  c/o Forest Investment Mgt. LLC
  53 Forest Avenue
  Old Greenwich, CT 06870

RCG Latitude Master Fund........................      $    200,000             0              2,705         0          *
  666 Third Ave., 26th Fl.
  New York, NY 10017

Reliant Trading.................................      $  4,900,000             0             66,274         0          *
  1500 W. Market Street
  Suite 200
  Mequon, WI 53092

RET Pension Plan of the CA State Automob........      $    300,000             0              4,058         0          *
  State Street IMS-West
  P.O. Box 7930
  Newport Beach, CA 92658

Rhapsody Fund, LP...............................      $  6,500,000             0             87,915         0          *
  555 California St., Suite 2975
  San Francisco, CA 94104

Sagamore Hill Hub Fund, Ltd.....................      $  4,000,000             0             54,102         0          *
  Sagamore Hill Capital Management LD
  2 Greenwich Office Park
  Greenwich, CT 06831

SC Cowen Securities.............................      $ 15,000,000             0            202,881         0          *
  Financial Square--27th Floor
  New York, NY 10005

Shepherd Trading Limited........................      $  2,100,000             0             28,403         0          *
  1500 W. Market Street
  Suite 200
  Mequon, WI 53092

SPT.............................................      $    615,000             0              8,318         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
St. Claire International, Ltd...................      $    700,000             0              9,468         0          *
  c/o Hedge Funds Services (BUI) Ltd.
  P.O. Box 23
  Road Town, Zorzola, British Virgin Islands

Starvest Combined Portfolio.....................      $  1,625,000             0             21,979         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

State Employees' Retirement Fund of the State of
  Delaware......................................      $  4,670,000             0             63,164         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

State of Connecticut Combined Investment
  Funds.........................................      $ 10,310,000             0            139,447         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

State of Oregon Equity..........................      $  7,350,000             0             99,412         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

State of Oregon/SAIF Corporation................      $  7,250,000             0             98,059         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Tribeca Investments LLC.........................      $ 32,500,000             0            439,575         0          *
  399 Park Avenue, 7th Floor
  New York, NY 10022

UBKAM Arbitrage Fund............................      $    500,000             0              6,763         0          *
  7 Baker Street
  London, WIM 1AB

Unifi, Inc. Profit Sharing Plan and Trust.......      $    145,000             0              1,961         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

United Food and Commercial Workers Local 1262
  and Employers Pension Fund....................      $    710,000             0              9,603         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60563-1493

Value Realization Fund, LP......................      $  8,005,000             0            108,271         0          *
  Canyon Capital Advisors
  9665 Wilshire Blvd., Suite 200
  Beverly Hills, CA 90212

Value Realization Fund B, LP....................      $    500,000             0              6,763         0          *
  Canyon Capital Advisors
  9665 Wilshire Blvd., Suite 200
  Beverly Hills, CA 90212

                                                                                                           COMMON STOCK
                                                                                                           BENEFICIALLY
                                                                                                            OWNED AFTER
                                                                        COMMON STOCK                         OFFERING
                                                  PRINCIPAL AMOUNT OF   BENEFICIALLY                    -------------------
                                                  NOTES BENEFICIALLY    OWNED BEFORE    COMMON STOCK
NAME AND ADDRESS                                   OWNED AND OFFERED      OFFERING       OFFERED(1)      AMOUNT       %
----------------                                  -------------------   -------------   -------------   --------   --------
Van Waters & Rogers, Inc. Retirement Plan.......      $    430,000             0              5,816         0          *
  (f.k.a. Univar Corporation)
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Vanguard Convertible Securities Fund, Inc.......      $ 11,455,000             0            154,933         0          *
  c/o Oaktree Capital Management, LLC
  333 South Grand Ave., 28th Floor
  Los Angeles, CA 90071

White River Securities..........................      $  5,000,000             0             67,627         0          *
  245 Park Ave.
  Global Fund Management--13th Fl.
  New York, NY 10167

Wilbraham CBO Ltd...............................      $  1,000,000             0             13,525         0          *
  c/o David L. Babson & Company Inc.
  1295 State Street
  Springfield, MA 01111

Worldwide Transactions, Ltd.....................      $    168,000             0              2,272         0          *
  48 Par La Ville Road, Suite 778
  Hamilton, HM II, Bermuda

ZCM/HFR Index Management, L.L.C.................      $    115,000             0              1,555         0          *
  c/o CALAMOS-Registered Trademark- Asset
  Management, Inc.
  1111 E. Warrenville Rd.
  Naperville, IL 60563-1493

Zeneca Holdings Trust...........................      $  1,350,000             0             18,259         0          *
  c/o Froley, Revy Investment Company
  10900 Wilshire Blvd., Suite 900
  Los Angeles, CA 90024

Zurich Master Hedge Fund........................      $     15,000             0                203         0          *
  c/o Forest Investment Mgt. LLC
  53 Forest Avenue
  Old Greenwich, CT 06870

Any other holder of notes or future transferee,
  pledgee, donee or successor of any
  holder(3)(4)..................................      $152,576,000             0          2,063,651         0          *

TOTAL...........................................      $550,000,000           300          7,438,967       300          *

------------------------------

*   Less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.

(2) Banc of America Securities LLC was a co-manager of the Company's private placement of the notes in July 2000 pursuant to Rule 144A of the Securities Act of 1933, as amended.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

    The selling holders and any of their pledges, assignees, donees, other transferees and successors-in-interest may, from time to time, sell any or all of their notes or shares of the common stock issuable upon conversion of the notes at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of the sale. The selling holders may use any one or more of the following methods when selling the notes or the shares of our common stock issuable upon conversion of the notes:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the notes or the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    - privately negotiated transactions;

    - short sales;

    - broker-dealers may agree with the selling holders to sell a specified number of shares at a stipulated price per share;

    - a combination of any such methods of sale; and

    - any other method permitted pursuant to applicable law.

    The selling holders may also sell notes or shares of our common stock issuable upon conversion of the notes under Rule 144A of the Securities Act, if available, rather than under the prospectus.

    The selling holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Our outstanding common stock is listed for trading on The New York Stock Exchange and the Pacific Exchange. While the notes are eligible for trading in the PORTAL market, we do not expect the notes to remain eligible for trading on that market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.

    Broker-dealers engaged by the selling holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling holders (or, if any broker-dealer acts as agent for the purchaser of notes or shares, from the purchaser) in amounts to be negotiated.

    The selling holders and any broker-dealers or agents that are involved in selling the notes or the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the notes or shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We are required to pay all fees and expenses incident to the registration of the notes or the shares, except that all selling commissions and fees and other expenses incurred by the selling holders will be borne by such holders.

                                 LEGAL MATTERS

    The validity of the issuance of the notes and the common stock issuable on conversion of the notes have been passed upon for us by our counsel, O'Melveny & Myers LLP, Los Angeles, California.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically with the SEC are available at the SEC's website at http://www.sec.gov.

                         [INTERNATIONAL RECTIFIER LOGO]

          $550,000,000 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
                   7,438,967 SHARES OF COMMON STOCK ISSUABLE
                          UPON CONVERSION OF THE NOTES

                               ------------------

                                   PROSPECTUS
                               November 24, 2000
                               ------------------